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Filed with the Securities and Exchange Commission on July 12, 2002

Securities Act Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

COWLITZ BANCORPORATION
(Exact name of registrant as specified in its charter)

Washington (State of incorporation)	91-1529841 (I.R.S. Employer Identification No.)

927 Commerce Avenue, Longview, Washington (Address of principal executive offices)	98632 (Zip Code)

1997 STOCK OPTION PLAN
(Full title of the plan)

Paul L. Campbell, Chief Executive Officer
927 Commerce Avenue
Longview, Washington 98632
(360) 423-9800
 (Name, address and telephone number
of agent for service)

Copies to:
Kenneth E. Roberts, Esq.
Foster Pepper & Shefelman
101 S.W. Main St., 15th Fl.
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE
Title of Securities Being Registered	Number of Shares Being Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock	100,000	$7.22	$722,000.00	$66.42

  The shares of Common Stock represent the number of shares which may be issued pursuant to the 1997 Stock Option Plan. In addition, pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares which may be issuable as a result of the anti-dilution provisions of Plan.

  The maximum offering price for the shares cannot presently be determined as the offering price is established at the time options are granted under the Plan.  Pursuant to Rule 457(h), the offering price is estimated based on the last sale price reported for the Common Stock on NYSE on July 8, 2002, and the maximum offering price is calculated for the sole purpose of determining the Registration Fee.

PART II

Explanatory Note.

This Registration Statement is being filed to register additional shares of Class A Common Stock for issuance under the Registrant's 1997 Stock Option Plan, for which a Registration Statement has been previously filed March 25, 1998 (File No. 333-48607), the contents of which are incorporated herein by reference.

Item 8.  Exhibits.

The following exhibits are filed herewith, and this list constitutes the exhibit index:

5.1	Opinion of Foster Pepper & Shefelman

23.1	Consent of Moss Adams LLP

23.2	Consent of Foster Pepper & Shefelman (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Longview, State of Washington, on the 8th day of July, 2002.
COWLITZ BANCORPORATION By: /s/ Paul L. Campbell Paul L. Campbell, President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints PAUL L. CAMPBELL and DON P. KISER, and each of them, with full power of substitution to act as his true and lawful attorney in fact and agent to act in his name, place and stead, and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this registration, including any and all post-effective amendments or new registration pursuant to Rule 462.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.
By: /s/ Paul L. Campbell Paul L. Campbell Chief Executive Officer and Director	Date: July 8, 2002
By: /s/ Don P. Kiser Don P. Kiser, Chief Financial Officer	Date: July 8, 2002
By: /s/ E. Chris Searing E. Chris Searing, Director	Date: July 8, 2002
By: /s/ Benjamin Namatinia Benjamin Namatinia, Chairman of the Board	Date: July 8, 2002
By: /s/ John S. Maring John S. Maring, Director	Date: July 8, 2002
By: /s/ Mark F. Andrews Mark F. Andrews, Jr., Director	Date: July 8, 2002

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EXHIBIT 5.1

[FOSTER PEPPER & SHEFELMAN LETTERHEAD]

July 3, 2002 Board of Directors Cowlitz Bancorporation 927 Commerce Avenue Longview, Washington 98632

Re:	Form S-8 Registration 1997 Stock Option Plan

Gentlemen:

This firm is special counsel to Cowlitz Bancorporation, a Wasington corporation, (the "Company") and, in that capacity, has assisted in the preparation of certain documents, including the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance of up to 100,000 additional shares of the Company's Common stock ("Shares") in accordance with the Company's 1997 Stock Option Plan (the "Plan").

In the course of our representation described above, we have examined the Plan, the Registration Statement as prepared for filing with the Securities and Exchange Commission and related documents and correspondence. We have reviewed the Restated Articles of Incorporation and the Bylaws of the Company, as amended, and excerpts of minutes of certain meetings of the Board of Directors and shareholders of the Company. We have also received from the officers of the Company certificates and other representations concerning factual matters relevant to this opinion. We have received such certificates from, and have made inquiries of public officials in those jurisdictions in which we have deemed it appropriate.

As to matters of fact, we have relied upon the above certificates, documents and investigation. We have assumed without investigation the genuineness of all signatures and the authenticity and completeness of all of the documents submitted to us as originals and the conformity to authentic and complete original documents of all documents submitted to us as certified or photostatic copies.

Based upon and subject to all of the foregoing, we are of the opinion that:

The Shares have been validly authorized, and when (i) the Registration Statement has become effective; (ii) the applicable provisions of the Securities Act of 1933, as amended, and such state securities laws as may be applicable have been complied with, and (iii) the Shares have been issued in accordance with the Plan as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Regardless of the states in which members of this firm are licensed to practice, this opinion is limited to the present laws of the State of Washington and the United States of America and to the facts bearing on this opinion as they exist on the date of this letter. We disclaim any obligation to review or supplement this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

The opinions expressed herein are for the benefit of and may be relied upon only by you in connection with the Plan. Neither this opinion nor any extract therefrom nor reference thereto shall be published or delivered to any other person or otherwise relied upon without our expressed written consent.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Commission.
Very truly yours, FOSTER PEPPER & SHEFELMAN, LLP By: /s/ Curt Gleaves Curt Gleaves, Partner

Portland, Oregon

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EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement on form S-8 of Cowlitz Bancorporation of our report dated February 14, 2002, incorporated by reference in the Annual Report on Form 10-K of Cowlitz Bancorporation for the year ended December 31, 2001.

/s/ Moss Adams LLP

Portland, Oregon
July 5, 2002